UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report:   (Date of Earliest Event Reported) March 17, 2017 (March 15, 2017)

PANHANDLE OIL AND GAS INC.

(Exact name of registrant as specified in its charter)

OKLAHOMA	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5400 North Grand Blvd.,
Suite 300
Oklahoma City, OK		73112
(Address of principal executive offices)		(Zip code)

(405) 948-1560
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

________________________________________________________________________

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors;

          Appointment of Certain Officers

At the March 8, 2017 annual meeting of shareholders, Mark T. Behrman was elected to the board of directors (the “Board”) of Panhandle Oil and Gas Inc. (the “Company”).  On that same date, Robert A. Reece retired from the Board following Mr. Behrman’s election as his successor. The Company learned on March 15, 2017 that due to an administrative error, Mr. Behrman’s shares of the Company’s Class A Common Stock were sold without his knowledge and he was not a beneficial owner at the time of his election as required by the Company’s Bylaws.  As a result, Mr. Behrman’s election may not be valid and, pursuant to the terms of the Bylaws, Mr. Reece may have retained his seat on the Board.  On March 16, 2017, Mr. Reece reaffirmed his retirement from the Board.  He also submitted a resignation letter stating that to the extent that he retained his seat on the Board after March 8, 2017, he resigned effective at noon on March 16, 2017.

On March 17, 2017 pursuant to a written consent, the remaining members of the Board took action to recognize the intent of the Company’s shareholders to elect Mr. Behrman to the Board.  The directors ratified the election of Mr. Behrman by the shareholders and waived the requirement that Mr. Behrman be a beneficial owner at the time of his election (to the extent allowed by the Bylaws and applicable law).  Alternatively, the Board accepted Mr. Reece’s resignation (to the extent that he retained his seat on the Board after March 8, 2017) and elected Mr. Behrman to fill the vacancy caused by Mr. Reece’s retirement and/or resignation.  Mr. Behrman was a beneficial owner of the Company’s Class A Common Stock on the date of the written consent, having purchased 500 shares on March 13, 2017.

It is expected that Mr. Behrman will be named to the following committees: Audit and Governance/Nominating.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE OIL AND GAS INC.

		By:	/s/ Paul F. Blanchard Jr.
Paul F. Blanchard Jr.,
President and CEO

DATE:	March 17, 2017